UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 13, 2018

NATIONAL GENERAL HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-36311	27-1046208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

59 Maiden Lane, 38th Floor
New York, New York 10038
(Address of principal executive offices) (zip code)
(212) 380-9500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Purchase Agreement

On November 13, 2018, a subsidiary of National General Holdings Corp. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, such subsidiary agreed to acquire all of the issued and outstanding shares of capital stock of National Farmers Union Property & Casualty Insurance Company (“National Farmers Union Insurance”) from a subsidiary of QBE Insurance Group.  The estimated purchase price for the transaction is $43 million, subject to closing adjustments.  The transaction is expected to close in the first half of 2019, subject to approval of governmental authorities and other customary closing conditions.

On November 13, 2018, the Company issued a press release, announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Expected California Wildfire Losses

The Company expects that gross losses from the early November California wildfires will breach the retention under its property catastrophe excess of loss reinsurance program.  Accordingly, the Company expects its fourth quarter 2018 results to include approximately $41 million in losses (approximately $32 million after-tax), net of reinsurance recoverables and excluding reinstatement premiums, relating to the wildfires.

Item 9.01	Financial Statements And Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 13, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL GENERAL HOLDINGS CORP.

Date: November 13, 2018	By:	/s/ Jeffrey Weissmann
Jeffrey Weissmann
General Counsel and Secretary